EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

ServisFirst Bancshares, Inc.

We consent to the incorporation by reference in the registration statements (Nos. 333-170507 and 333-196825) on Form S-8 and (No. 333-203385) on Form S-3 of ServisFirst Bancshares, Inc. of our reports dated February 24, 2016, with respect to the consolidated financial statements of ServisFirst Bancshares, Inc. and subsidiaries and the effectiveness of internal control over financial reporting, which reports appear in ServisFirst Bancshares Inc.’s 2015 Annual Report on Form 10-K.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia
February 24, 2016